Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 25, 2011, with respect to the financial statements of Allozyne, Inc. for the year ended December 31, 2010, included in the Registration Statement on Form S-4 and related proxy statement/prospectus/consent solicitation of Poniard Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

July 25, 2011